EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made, entered and effective this 1st day of January, 2003, by and between Custom Products Corporation, a Connecticut corporation, with a principal place of business at 457 State Street, North Haven, Connecticut 06473 (hereinafter referred to as the “Company”) and Gerald H. Shaff, with an address at 17 Whiting Farm Road, Branford, Connecticut 06405 (hereinafter referred to as “Employee”).

WITNESSETH:

WHEREAS, the Company is a wholly owned subsidiary of Bolt Technology Corporation, a Connecticut corporation (“Bolt”, and together with its subsidiaries and affiliates as they may exist from time to time, the “Bolt Group”); and

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company on the terms and conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the above recitals and of the terms and conditions and mutual promises herein contained, the parties agree as follows:

1.    Employment

Pursuant to the terms and conditions hereafter set forth, the Company employs Employee as President of the Company and Employee hereby accepts such employment with the Company.

2.    Term

Employment under this Agreement will commence on January 1, 2003 and shall continue until December 31, 2004 (the “Expiration Date”), at which time this Agreement shall expire, unless renewed or extended on terms mutually agreed in writing by the Company and Shaff at least ninety (90) days prior to such Expiration Date, or otherwise earlier terminated as provided for this Agreement. Any continuation of employment of Employee by the Company after the Expiration Date shall be on an “at will” basis unless otherwise agreed in writing.

3.    Compensation

For all services rendered by Employee during this Agreement, the Company shall pay Employee an annual salary of not less than One Hundred Seventy Thousand Dollars ($170,000.00), payable bi-weekly, in arrears, less normal deductions and withholding for taxes and FICA. Employee shall be eligible for such discretionary bonuses as may be determined by the Executive Compensation Committee of Bolt from time to time in a manner consistent with the determination of bonuses for those executives who report to the President of Bolt Technology Corporation.

4.    Duties

Employee shall perform for the Company those duties customarily associated with his position as a senior management officer of a subsidiary of a publicly-held company and which are reasonably necessary to the operation of the business of the Company from the date hereof. Employee agrees to faithfully carry out his duties as President of the Company, and, in particular, to faithfully and diligently perform such tasks and duties as are reasonably required by the Company from time to time. Employee shall devote his full business time, skills, efforts and energies during normal business hours to achieve the foregoing objectives. Employee shall not accept other employment nor permit such personal interests as he may have to interfere with the performance of his duties hereunder.

The Company agrees that Shaff may engage in certain non-competitive activities, subject to the prior approval of the President of Bolt, provided that such activities do not interfere with or detract from the growth of sales and profits of the Company.

Employee shall perform such duties in accordance with and subject to such policies, guidelines and directions as are consistent herewith and established by the President of Bolt from time to time, including without limitation, policies and procedures applicable to a publicly held company. Employee shall report promptly to the President of Bolt any material operational matters and confer with the President of Bolt as to the resolution thereof, if appropriate.

5.    Vacation

Each year, Employee shall be credited with and entitled to a paid vacation not to exceed four (4) weeks per year. Employee shall additionally be entitled to such paid holidays as are provided to senior level executives of Bolt. Unused vacation shall not be carried over from year to year and there will be no compensation associated with unused vacation. Shaff will be entitled to sick leave with pay for short term illnesses.

6.    Death or Disability

If Employee dies while employed or becomes disabled, the Company’s obligations under this Agreement shall terminate immediately and Employee’ estate, Employee or Employee’s representative, as applicable, shall be entitled to any earned but unpaid salary and unused vacation, but shall not be entitled to any further payment or compensation. “Disabled” means an illness or physical or mental disability, whether total or partial which continues for a period of more than one hundred eighty (180) consecutive days.

7.    Benefits

Employee shall participate in any deferred compensation, pension, health, disability, stock option plan, or other similar program adopted by the Company from time to time and at any time for the benefit of its employees, subject to the particular terms and conditions of said programs as may be adopted and amended at any time and from time to time.

8.    Business Expenses

Employee shall be entitled to reimbursement for all reasonable expenses properly incurred by him in the performance of his duties hereunder. Employee shall be reimbursed for such expenses in accordance with the Company’s standard expense reimbursement procedures upon presentation of an itemized accounting for such expenditures. The Company may reasonably limit, by resolution of the Board of Directors, the amount of expenses Employee may incur on behalf of the Company.

9.    Termination for Cause

The Company may terminate Employee at any time and without advance notice for cause. Cause for immediate termination shall be and include: (a) willful misconduct; (b) offensive, indecent or abusive conduct towards the public or other employees; (c) theft or misuse of property of the Company or any of the Bolt Group; (d) knowing violation of any statute or regulation affecting the business of the Company or any of the Bolt Group; (e) illegal use or possession of narcotic drugs or contraband; (f) intoxication while on duty; (g) insubordination; (h) breach of his obligations under this Agreement, including without limitation, a breach of Paragraph 12, 14 or 15 hereof; or (i) derogating or acting in a manner not reasonably in the best interest of the Company or any of the Bolt Group. The term “willful misconduct” shall mean and include disloyalty to the Company or any of the Bolt Group by self-dealing or competing with the Company or any of the Bolt Group; misuse of customer lists; divulging of trade secrets or confidential information of the Company or any of the Bolt Group; failure to perform required duties or engaging in conflicts of interest relating to the Company or any of the Bolt Group; or trading in securities of the Company on non-public information or in violation of Company or Bolt policies. “Insubordination” shall mean and include refusal to accept job assignments consistent with his duties hereunder or refushal to follow reasonable instructions or orders of the President of Bolt or the Board of Directors of the Company or Bolt. In the event of termination for cause, Employee shall not be entitled to any payments hereunder other than his earned but unpaid salary to the date of termination and reimbursement of expenses incurred prior to the date of termination.

10.    Termination Under General Conditions

This Agreement shall also terminate upon the occurrence of any one of the following events: (a) cessation of the business of the Company; (b) the execution of a written instrument by the parties hereto agreeing to the termination of this Agreement; or (c) the dissolution of the Company. If Employee is terminated for any reason other than 1) cause pursuant to paragraph 9 above or 2) a voluntary termination by Employee, Employee shall be entitled to severance pay equal to the payments that would be due him as an employee for the duration of this Agreement, but not less than three months pay. Such sums shall be payable to Employee on a bi-weekly basis on the same terms and in the same manner as if he were still employed.

11.    Voluntary Termination

In addition to the rights provided in Paragraphs 9 and 10, if at any time Employee is employed on an “at will” basis hereunder, the Company and Employee shall have the option to terminate this Agreement, for any reason or no reason, effective at any time upon ninety (90) days advance notice. In the event that Employee serves notice, then at the Company’s option, he may be terminated immediately, and he shall not be entitled to any salary payment or accrued vacation payment after the date of notification.

12.    Confidentiality and Covenant Not to Disclose

(a)  Employee agrees that, by virtue of the performance of the normal duties of his position with the Company and the Bolt Group and by virtue of the relationship of trust and confidence between Employee and the Company and the Bolt Group, he possesses certain data and knowledge of operations of the Company and the Bolt Group which are proprietary in nature and confidential. Employee covenants and agrees that he will not, at any time, whether during the term of this Agreement or otherwise, reveal, divulge or make known to any person (other than the Company or Bolt) or use for his own account, or for the benefit of any other person or entity other than the Company and the Bolt Group, any confidential or proprietary records, data, trade secrets, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by the Company or the Bolt Group, or any other confidential or proprietary information whatsoever (the “Confidential Information”), whether or not obtained with the knowledge and permission of the Company or the Bolt Group and whether or not developed, devised or otherwise created in whole or in part by the efforts of Employee. Employee further covenants and agrees that he shall retain all such knowledge and information which he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of the Company and the Bolt Group and their successors and assigns.

(b)  Employee acknowledges and agrees that all computer programs and disks, manuals, drawings, blueprints, letters, notes, notebooks, reports, books, procedures, forms, documents, records or papers, or copies thereof, pertaining to the operations or business of the Company and the Bolt Group made or received by Employee or made known to him in any way in connection with his employment and any other Confidential Information are and will be the exclusive property of the Company and the Bolt Group. Employee agrees not to copy or remove any of the above from the premises and custody of the Company, or disclose the contents thereof to any other person or entity, or make use thereof for his own purposes or for the benefit of any other person or entity, except as specifically authorized in writing by the President of Bolt or the Board of Directors of the Company or Bolt or in connection with the performance of his duties under this Agreement. Employee acknowledges that all such computer programs and disks, papers and other materials will at all times be subject to the control of the Company, and Employee agrees to surrender and return the same to the Company upon request of the Company, and in any event will surrender and return such no later than the termination of Employee’ employment hereunder, whether voluntary or involuntary, retaining no copies, together with all other property of the Company or its subsidiaries in his possession. The Company may notify anyone employing Employee at any time of this provision of this Agreement. The obligations of this Paragraph 12 shall survive the termination of this Agreement.

13.    Inventions and Discoveries

Employee hereby assigns, transfers and conveys to the Company all of the Employee’s right, title and interest to, and shall promptly disclose to the President of Bolt and to the Board of Directors of the Company, all ideas, inventions, discoveries or improvements (whether or not patentable) conceived or developed solely, or jointly with others, by Employee during his term of employment, (a) which relate directly or indirectly to the business of the Company or any of the Bolt Group as conducted at any time during his term of employment; (b) which relate to the actual or anticipated research or development activities of the Company or any of the Bolt Group; (c) which result from any work performed by Employee for the Company or any of the Bolt Group; or (d) for which Confidential Information of the Company or any of the Bolt Group was used. Upon the request of the Company, Employee shall execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts which the Company deems necessary or desirable to document such assignment, transfer and conveyance, or to enable the Company to file and prosecute applications for, and to acquire, maintain and enforce, any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such discoveries, or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and shall reimburse Employee for all reasonable expenses incurred by him in complying with the provisions of this Paragraph 13; provided, Employee shall not be entitled to any further compensation or consideration for performance of his obligations under this Paragraph 13. The obligations of Employee under this Paragraph 13 shall survive the termination of this Agreement.

14.    Non-Interference Covenant

Employee covenants and agrees that he will not, at any time, whether during the term of this Agreement or otherwise, directly or indirectly, for whatever reason, whether for his own account or for the account of any other person, firm, corporation or other organization (i) solicit, employ, deal with or otherwise interfere with any of the Company’s or any of the Bolt Group’s contracts or relationships with any employee, officer, director or any independent contractor, whether the person is employed by or associated with the Company or any of the Bolt Group on the date of this Agreement or at any time during or after the expiration of the term of employment; or (ii) solicit, accept, deal with or otherwise interfere with any of the Company’s or any of the Bolt Group’s contracts or relationships with any independent contractor, customer, client or supplier of the Company or any of the Bolt Group. The provisions of this Paragraph 14 shall survive the termination of this Agreement.

15.    Non-Competition Agreement

(a)  Employee absolutely and unconditionally covenants and agrees with the Company and Bolt that, from the period commencing on the date of this Agreement and continuing for one (1) year after the termination of his employment with the Company whether under this Agreement or otherwise (the “Non-Competition Period”), Employee will not, anywhere in the Restricted Area (as defined in subparagraph (c) below), either directly or indirectly, solely or jointly with any other person or persons, as an employee, consultant, or advisor (whether or not engaged in business for profit), or as an individual proprietor, partner, shareholder, director, officer, joint venturer, investor, lender, or in any other capacity, compete with the business of the Company or any of the Bolt Group as conducted as of the date of execution of this Agreement or as conducted during the Non-Competition Period.

(b)  As used in this Paragraph 15, the term “compete” shall mean engaging, participating, or being involved in any respect in the business of, or furnishing any aid, assistance or service of any kind to any person in connection with the distribution, sale, marketing or distribution of (i) industrial clutches, brakes and sub-fractional horsepower electric motors, (ii) marine seismic energy sources, related electrical connectors, hydrophone, pressure transducers, cable terminations and umbilicals, or (iii) any product or service of the Company or any of the Bolt Group or related products or services similar to the products or services at any time, sold, marketed or merchandised by the Company or any of the Bolt Group; provided, however, that the acquisition of up to five percent (5%) of the outstanding capital stock of any publicly traded company solely for the purpose of investment shall not be considered to be in competition with such business.

(c)  As used in this Paragraph 15, the term “Restricted Area” shall mean the United States and any country, province, district, island or possession located outside the United States in which the Company does business during the Non-Competition Period. The parties intend for this restriction to be a series of separate covenants, one for each and every county of each and every state of the United States and each and every country, province, district, island or possession outside of the United States to the extent covered by this Paragraph. Notwithstanding anything contained in this Section to the contrary, if the period of time or the geographical area specified in this subparagraph (c) should be determined by a court of competent jurisdiction to be unreasonable in any judicial proceeding, then the parties agree that the provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

(d)  If a court or arbitration panel concludes through appropriate proceedings that Employee has breached the covenant set forth in this Paragraph 15, the term of the covenant shall be extended for a term equal to the period for which Employee is determined to have breached the covenant. The provisions of this Paragraph 15 shall survive the termination of this Agreement.

16.    Breach by Employee

It is expressly understood, acknowledged and agreed by Employee that (i) the restrictions contained in Paragraphs 12, 13, 14 and 15 of this Agreement are given in consideration of the Company’s agreements contained herein, including without limitation, the obligation to pay severance as set forth in Paragraph 11 above, and represent reasonable and necessary protections of the legitimate interests of the Company and the Bolt Group and that his failure to observe and comply with his covenant and agreements in those Paragraphs will cause irreparable harm to the Company and the Bolt Group; (ii) it is and will continue to be difficult to ascertain the nature, scope and extent of the harm; and (iii) a remedy at law for such failure by Employee will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Company may have in the event of any breach of those paragraphs, the Company and the Bolt Group shall each be entitled, and each is expressly and irrevocably authorized by Employee, to demand and obtain specific performance including without limitation, temporary and permanent injunctive relief, and all other appropriate equitable relief against Employee, in order to enforce against Employee, or in order to prevent any breach or any threatened breach by Employee of, the covenants and agreements contained in those paragraphs.

17.    Notices

Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, national overnight courier or hand delivered, to the last residence of Employee provided by Employee to the Company, or to the principal office of the Company, and shall be deemed given as of the date of receipt or refusal to receive.

18.    Applicable Law

This Agreement shall be governed and construed in accordance with the laws of the State of Connecticut.

19.    Waiver of Breach

The waiver by the Company or by Employee of a breach of any provision of this Agreement at any one time or times shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.

20.    Binding Effect

The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto, to their respective personal representatives, heirs, successors or assigns.

21.    Severability

In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect, provided that the severing of such provision, or portion thereof will not materially change the substance of this Agreement.

22.    Integration

This Agreement contains the entire agreement between the parties hereto with respect to the employment relationship contemplated herein and supersedes and replaces in its entirety the prior employment agreement for Employee dated January 6, 1998, which shall be of no further force and effect, and supersedes all previous representations, negotiations, commitments or writings with respect hereto.

23.    Usage

Any term used in a singular or plural or masculine, feminine or neuter shall be read as the proper reading requires.

24.    Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Company acting herein by its duly authorized officer; all as of the day and year first written above.

/s/ Gerald H. Shaff
Gerald H. Shaff

CUSTOM PRODUCTS CORPORATION

By:	/s/ Raymond M. Soto
Raymond M. Soto
Chairman